   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 26, 1996.
                                              REGISTRATION NO. 333-            .

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ----------------------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                                SPORT-HALEY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         COLORADO                                                           84-1111669
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)                 (I.R.S. EMPLOYER IDENTIFICATION NO.)

                              4600 EAST 48TH AVENUE
                             DENVER, COLORADO 80216
                            TELEPHONE: (303) 320-8800
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                      INCLUDING AREA CODE, OF REGISTRANT'S
                          PRINCIPAL EXECUTIVE OFFICES)

                               ROBERT G. TOMLINSON
                              4600 EAST 48TH AVENUE
                             DENVER, COLORADO 80216
                            TELEPHONE: (303) 320-8800
       (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
                        AREA CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:
                             ROBERT W. WALTER, ESQ.
                     BERLINER ZISSER WALTER & GALLEGOS, P.C.
                         SUITE 4700, 1700 LINCOLN STREET
                             DENVER, COLORADO 80203
                            TELEPHONE: (303) 830-1700

                                 ---------------

          Approximate Date Of Commencement Of Proposed Sale To Public:
   As soon as practicable after the Registration Statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                           AMOUNT         PROPOSED          PROPOSED MAXIMUM        AMOUNT OF
                TITLE OF EACH CLASS OF                      TO BE     MAXIMUM OFFERING          AGGREGATE         REGISTRATION
              SECURITIES TO BE REGISTERED                REGISTERED   PRICE PER UNIT(1)     OFFERING PRICE(1)          FEE
---------------------------------------------------------------------------------------------------------------------------------
COMMON STOCK..........................................     70,000          $15.50              $1,085,000           $ 328.78
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

                      -------------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

                                SPORT-HALEY, INC.


                 CROSS REFERENCE SHEET BETWEEN ITEMS OF FORM S-3
                                 AND PROSPECTUS



        ITEM IN FORM S-3                                                        LOCATION IN PROSPECTUS
        ----------------                                                        ----------------------
 1.     Forepart of Registration Statement and Outside
        Front Cover of Prospectus................................    Facing Page; Cross Reference Sheet; Outside
                                                                     Front Cover Page.

 2.     Inside Front and Outside Back
        Cover Pages of Prospectus................................    Inside Front Cover Page; Outside Back
                                                                     Cover Page.

 3.     Summary Information, Risk Factors and Ratio
        of Earnings to Fixed Charges.............................    Prospectus Summary; Risk Factors.

 4.     Use of Proceeds..........................................    Prospectus Summary; Use of Proceeds.

 5.     Determination of Offering Price..........................    Outside Front Cover Page; Plan of
                                                                     Distribution.

 6.     Dilution.................................................    Not Applicable.

 7.     Selling Security Holders.................................    Selling Shareholders.

 8.     Plan of Distribution.....................................    Plan of Distribution.

 9.     Description of Securities to be Registered...............    Outside Front Cover Page; Capitalization;
                                                                     Description of Capital Stock.

10.     Interests of Named Experts and Counsel...................    Legal Matters; Experts.

11.     Material Changes.........................................    Not Applicable.

12.     Incorporation of Certain Information by
        Reference................................................    Incorporation of Certain Documents by
                                                                     Reference.

13.     Disclosure of Commission Position on
        Indemnification for Securities Act Liabilities...........    Not Applicable.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                 SUBJECT TO COMPLETION, DATED DECEMBER 26, 1996



                                  70,000 SHARES
[SPORT-HALEY LOGO]

                                SPORT-HALEY, INC.


                                  COMMON STOCK


         This Prospectus relates to 70,000 shares of Common Stock (the "Shares") of Sport-Haley, Inc. (the "Company") issuable upon exercise of representative's warrants (the "Representative's Warrants") sold to Schneider Securities, Inc. (the "Representative") in connection with an underwritten public offering undertaken in April 1994. The Shares will be offered by the holders of the Representative's Warrants who exercise their Representative's Warrants and purchase the underlying Shares (the "Selling Shareholders"). Accordingly, the Company will receive the $6.50 per Share exercise price of the Representative's Warrants, but will not receive any of the proceeds from the sale of Shares by the Selling Shareholders. The Company has agreed to pay the expenses of registering the Shares offered hereby estimated at $15,000.

         The Selling Shareholders have advised the Company that they intend to sell the Shares offered hereby as principals for their own accounts from time to time in the over-the-counter market at prices prevailing at the time of sale. The Registration Statement of which this Prospectus forms a part must be current at the time of sale. See "Plan of Distribution."

         On December 24, 1996, the last sale price of the Common Stock was $13.38 per share. See "Price Range of Common Stock." The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SPOR".

                                  ------------

    SEE "RISK FACTORS" ON PAGE 5 FOR A DISCUSSION OF CERTAIN RISKS ASSOCIATED
              WITH AN INVESTMENT IN THE SECURITIES OFFERED HEREBY.

                                  ------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                                  ------------


               THE DATE OF THIS PROSPECTUS IS             , 1997.

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at Seven World Trade Center, 13th Floor, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at prescribed rates.

         The Company has filed with the Commission a registration statement (together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock offered hereby. This Prospectus, filed as part of the Registration Statement, omits certain information contained in the Registration Statement in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above. Any statements contained herein concerning the provisions of any document are not necessarily complete and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company's Annual Report on Form 10-KSB filed on October 12, 1996, as amended on October 30, 1996, for the fiscal year ended June 30, 1996 and the quarterly report on Form 10-QSB filed on November 14, 1996 for the quarter ended September 30, 1996, both of which were filed with the Commission pursuant to the Exchange Act, are hereby incorporated by reference into this Prospectus. The description of the Company's capital stock contained in the Company's Registration Statement on Form 8-A filed March 8, 1994, which Form 8-A incorporated by reference the description of the Company's capital stock contained in the Company's Registration Statement on Form SB-2 (S.E.C. File No. 33-74876-D) initially filed with the Commission on February 4, 1994, both of which were declared effective on April 5, 1994 pursuant to the Exchange Act and Securities Act, respectively, is hereby incorporated by reference into this Prospectus.

         All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed and incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Any person receiving a copy of this Prospectus may obtain without charge, upon written or oral request, a copy of any of the documents incorporated by reference herein, other than exhibits to such documents. Requests for such copies should be directed to Steve Auger, Treasurer, Sport-Haley, Inc., 4600 East 48th Avenue, Denver, Colorado 80216, Telephone:
(303) 320-8800.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. See "Risk Factors" for information prospective investors should consider.


                                   THE COMPANY

     Sport-Haley designs, markets, and contracts for the manufacture of men's and women's fashion golf apparel under the distinctive Haley label. The Company's fashion golf apparel is known for its innovative styling, high quality fabrics, generous fit and classic appearance. The Company's apparel is sold in the premium and mid-price market through a network of independent sales representatives to approximately 3,000 golf professional shops, country clubs and resorts throughout the United States and Canada. The Company targets distribution of its apparel to high quality golf professional shops, which generally offer superior customer service and contribute to the appeal of the Haley brand name. The Company custom embroiders a majority of its men's apparel with a customer's club or resort logo, thereby promoting the image of both Sport-Haley and its customer base and enhancing the marketability of the Company's products. Sport-Haley's apparel is presented semi-annually to the golf industry in the spring and fall collections consisting of a broad variety of styles of men's and women's fashion golf apparel.

     The Company's strategy is to enhance its position as a leading provider of fashion golf apparel for golf professional shops by capitalizing on the market awareness of the Haley brand name and expanding its distribution of existing and recently introduced apparel lines. The Company intends to implement this strategy by (i) increasing distribution through expansion of its network of independent sales representatives and golf professional shop customer base, (ii) expanding apparel lines through its recently introduced outerwear and headwear products, (iii) exploiting new distribution arrangements in the United Kingdom, Ireland and Japan and through securing additional international distribution,
(iv) diversifying existing apparel collections with continuing innovative designs and styles, and (v) expanding sales to corporate, university and tournament customers through brand name recognition and capitalizing on additional embroidery capacity.

     The Company was incorporated in Colorado in January 1991. Its principal executive offices are located at 4600 East 48th Avenue, Denver, Colorado 80216, and its telephone number is (303) 320-8800.


                                  THE OFFERING


Common Stock offered by Selling Shareholders ....  70,000 shares

Common Stock outstanding at December 24, 1996 ...  4,344,647 shares

Use of proceeds..................................  The shares of Common Stock are being offered by the
                                                   Selling Shareholders. The
                                                   Company will not receive any
                                                   proceeds from sale of the
                                                   Shares offered hereby.
                                                   Proceeds received by the
                                                   Company upon exercise of the
                                                   Representative's Warrants by
                                                   the Selling Shareholders will
                                                   be added to the Company's
                                                   working capital.

Nasdaq National Market(R) symbol ................. SPOR

                             SUMMARY FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                            THREE MONTHS
                                                    FISCAL YEAR ENDED JUNE 30,            ENDED SEPTEMBER 30,
                                                    --------------------------            -------------------
                                                     1994      1995      1996              1995         1996
                                                     ----      ----      ----              ----         ----
STATEMENTS OF INCOME DATA:
   Net sales...................................    $  6,648  $ 12,567  $  20,287         $ 4,168     $  6,266
   Gross profit................................       2,352     5,102      8,568           1,795        2,620
   Income from operations......................         606     1,741      3,573             747        1,134
   Net income..................................         407     1,277      2,472             522          797
   Net income per share........................    $    .23  $    .40  $     .66         $   .15     $    .17
   Weighted average shares outstanding                1,806     3,201      3,770           3,511        4,776

                                                               JUNE 30, 1996     SEPTEMBER 30, 1996
                                                               -------------     ------------------
BALANCE SHEET DATA:
  Working capital....................................            $ 21,427            $  21,023
  Total assets.......................................              27,766               27,555
  Long-term debt.....................................                  68                   89
  Shareholders' equity...............................              24,365               25,194

                                  RISK FACTORS

     In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors prior to making an investment in the Common Stock offered hereby.

COMPETITION

     Competition in the golf apparel market is intense and is based primarily on brand recognition and loyalty, quality, price, style and design, availability of shelf space and service. Although the Company believes that it competes favorably with respect to certain of these factors, there can be no assurance that the Company will compete successfully with its present or potential competition. The Company currently views Ashworth, Izod and Polo/Ralph Lauren as its most significant competitors. While the golf apparel market is highly fragmented, recent entries into the market by competitors offering apparel comparable to that of the Company may intensify competitive pressures. Many of the Company's current competitors have longer operating histories, better name recognition and greater financial, marketing and other resources than the Company. There can be no assurance that the Company will be able to maintain market share as new competition develops, to increase its market share at the expense of its existing competition, or that the Company will not experience pricing pressures as a result of intensifying competition within the golf apparel market.

     In addition to competing with fashion golf apparel manufacturers, the Company also competes with manufacturers of high quality men's and women's sportswear and general leisure wear, including Tommy Hilfiger, a well-known men's sportswear manufacturer, which entered the golf apparel market in 1996. A number of these other manufacturers have substantially greater experience, financial and marketing resources, manufacturing capacity, distribution and design capabilities than the Company. Increased competition in the fashion golf apparel market from these manufacturers or others could result in price reductions, reduced margins or loss of market share, all of which could have a material adverse effect on the Company's results of operations and financial condition.

CHANGES IN APPAREL DESIGN; FORECASTING AND SCHEDULING

     Fashion trends in the golf apparel business, while not as volatile as certain segments of the apparel industry, are subject to rapid innovation and change. Because the Company typically designs and arranges for the manufacture of its apparel substantially in advance of sales to customers, there can be no assurance the Company will accurately anticipate shifts in design trends. Should the Company be unsuccessful in responding to fashion trends or changes in market demand, the Company may experience insufficient or excess inventory levels, missed market opportunities or higher markdowns, any of which may have a material adverse effect on the Company's results of operations. The Company develops forecasts for each of its apparel products and establishes production schedules based upon these forecasts in order to build sufficient inventory to meet expected customer demand. If the Company misjudges market demand for a particular product, or if shipment delays from suppliers are experienced, the Company's delivery schedules may be disrupted. Although the Company has been successful in anticipating product demand in most instances, it has been required to mark down inventory in the past in order to reduce inventory of specific styles. There can be no assurance that the Company's forecast and production schedules will accurately anticipate market demand, or that the Company's results of operations will not be adversely affected by design trends, changes in the market or other factors.

DEPENDENCE ON SUPPLIERS AND OUTSIDE CONTRACTORS

     The Company obtains a majority of its raw fabric and trim from third party independent domestic suppliers. The Company relies on certain foreign suppliers for fabric used in producing pants and jackets and also utilizes three foreign suppliers and one domestic supplier to source its Elements outerwear line. Because each of these suppliers provides different portions of the Elements line, the loss of any of these suppliers could have a potentially greater negative effect on the Company's ability to make timely delivery of outerwear as opposed to its other apparel products. A portion of the Elements line uses Gore-tex(R) products. Manufacturers using Gore-tex(R) products must be approved vendors to use Gore-tex(R) fabrics in the manufacturing process. Although the Company's current suppliers are approved for use of Gore-tex(R) fabrics in the manufacturing process, there can be no assurance the Company would be successful in identifying alternate approved manufacturers on short notice in the event of loss of an existing supplier. The Company relies on outside contractors for the cutting and sewing of 100% of the Company's apparel products, and relies on outside suppliers for the provision of headwear components such as bills, adjustable headbands and panels. The Company does not have formal contracts with any of its suppliers or contractors, and does not anticipate entering into such contracts in the future. Delays in shipments to the Company, inconsistent or inferior quality and other factors influenced by the Company's suppliers may adversely affect the Company's relationships with its customers and independent sales representatives, its reputation in the golf apparel industry and its sales and results of operations. Reliance on foreign suppliers subjects the Company to risks including changes in economic policies and political or labor conditions, and could result in the imposition of new or additional currency or exchange controls. Although the Company contracts to purchase fabric or finished apparel in United States dollars, changes in exchange rates could increase the effective prices the Company pays for its products.

     During fiscal 1995, the Company utilized a supplier in Saipan, a United States territory, from which the Company purchased finished apparel. The supplier was responsible for obtaining fabric and trim, as well as cutting and sewing operations. The Company experienced delivery delays from this supplier and returned some finished apparel to this supplier for failure to meet the Company's quality standards. The Company inspected the finished apparel received from this supplier and believes that no substandard apparel was delivered to any customer. The Company believes that its profitability was adversely impacted as a result of the actions of this former supplier. In the event the Company experiences similar production or delivery delays in the future, the Company's results of operations may be materially adversely affected.

LIMITED HIGH-END MARKET

     The Company targets distribution of its fashion golf apparel toward high quality golf professional shops, country clubs and resorts. Of the estimated 13,000 U.S. golf professional shops, the Company estimates that approximately 7,500 golf professional shops comprise the Company's target customer base. Because the Company currently distributes its apparel to approximately 3,000 high quality golf professional shops, the domestic market for distribution of existing apparel lines may be limited. High quality sportswear and general leisure wear, being similar to fashion golf apparel, can be purchased from a variety of sources including department stores, sporting goods stores, catalog retailers and other retail outlets. Customers seeking to purchase high quality sportswear may elect to purchase apparel from any of these sources, thus creating competition for discretionary consumer spending. The Company has elected to restrict sales of its apparel to high quality golf professional shops, thereby foregoing other retail distribution channels which account for a high percentage of sales of high quality sportswear. Reliance on a limited high-end market could inhibit the Company's future growth and profitability.

RISKS ASSOCIATED WITH PRODUCT LINE EXPANSION

     In January 1996, the Company introduced a new line of Haley outerwear at the PGA industry trade show in Orlando, Florida. The line of outerwear is being marketed under the Haley label and the "Elements" brand name. The Company has engaged in an in-depth evaluation of the golf headwear industry and has initiated production and marketing of headwear under the Haley label. The Company's future growth and profitability will in part be dependent on achieving market acceptance of, and expanding the market share for, its new apparel and headwear products. The Company's sales of Haley headwear will also be dependent on the Company securing headwear distribution through its existing independent sales representatives or through additional representatives not currently marketing the Company's products. A number of the Company's existing sales representatives represent other headwear lines and may therefore be unable or unwilling to represent the Company's headwear line. Although management believes that the outerwear and headwear product lines are natural extensions of the Company's existing apparel business, the Company may encounter manufacturing and marketing obstacles which could adversely impact sales of these product lines and the Company's results of operations. There can be no assurance that efforts to introduce and increase sales of these product lines will be successful.

FLUCTUATIONS IN QUARTERLY RESULTS; SEASONALITY

     The Company may experience significant fluctuations in future quarterly operating results due to a number of factors including, among other things, changes in the Company's product and customer mix, forecasting of apparel demand, acceptance of apparel designs introduced by the Company or its competitors, seasonality in apparel purchases by customers, poor weather conditions in the spring and summer seasons, loss of independent sales representatives, changes in material and manufacturing costs, timely delivery of products, pricing trends in the golf apparel industry, the level and pricing of international sales, foreign currency exchange rates, general economic conditions and other factors. The Company's business is seasonal, with sales in the third and fourth fiscal quarters typically exceeding the other two quarters of each fiscal year. Although the effect of seasonality and other factors on the Company's operating results has been obscured to date by the Company's growth, any of these factors could cause quarterly operating results to vary significantly from prior periods. While the Company's sales have increased for over 12 consecutive quarters, certain of the Company's expenses are fixed in the short term and are based on forecasts of product orders. Significant variations between the Company's forecasts and actual orders may adversely affect operating results if the Company is unable to proportionately reduce its expenses in a timely manner.

DEPENDENCE ON INDEPENDENT SALES REPRESENTATIVES

     The Company sells its products through a network of independent sales representatives. The Company's independent sales representative agreements are generally terminable for any reason by either party on 30 days' notice. A number of the Company's independent sales representatives carry apparel or other product lines which may compete directly or indirectly with the Company's existing and anticipated apparel lines. The Company's continued growth is dependent in part on existing representatives increasing their sales per account, increasing their account base, or upon the Company increasing the number of sales representatives offering its products. There is no assurance the Company will be successful in expanding the number of sales representatives, in retaining existing representatives or that existing representatives will increase their sales of the Company's products. The loss of existing representatives for any reason could have a material adverse impact on the Company's results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant extent on its executive officers, including Robert G. Tomlinson, Chairman of the Board and Chief Executive Officer, and Robert W. Haley, President. The loss of the services of either of these officers would have an adverse effect on the Company. The Company has an employment agreement with Mr. Tomlinson which expires in June 1998, although this agreement does not assure the Company the continued services of Mr. Tomlinson. The Company does not maintain key man life insurance on the lives of any its executive officers. The success of the Company will depend, among other factors, on the successful recruitment and retention of quality management and other personnel.

MANAGEMENT OF GROWTH

     The Company's sales increased from approximately $4.0 million for the fiscal year ended June 30, 1993 to approximately $20.3 million for the fiscal year ended June 30, 1996. This significant growth has placed and, if sustained, will continue to place, a substantial strain on the operational, administrative and financial resources of the Company and has resulted in an increase in the level of responsibility for the Company's management personnel. The addition of the outerwear and headwear product lines, although complementary to the Company's existing product lines, will require the Company to improve its operating and financial systems and to continue to expand, train and manage its employee base and network of independent sales representatives. The Company's future operating results will depend in part on management's ability to manage future growth, the success of which cannot be assured.

RIGHTS TO ACQUIRE SHARES

     At the date of this Prospectus, the Company has reserved 950,000 shares of Common Stock for issuance on exercise of options granted under its stock option plan, of which options to purchase 423,940 shares were outstanding at September 30, 1996. Warrants to purchase 90,000 shares, including the Representative's Warrants to purchase the 70,000 shares being registered hereby, were also outstanding at September 30, 1996. The exercise prices of the options and warrants outstanding range from $1.60 per share to $12.75 per share, with a weighted average exercise price per share of $5.30. The Company has registered the shares of Common Stock underlying outstanding options issued pursuant to its stock option plan and is registering 70,000 shares of Common Stock underlying the Representative's Warrants herewith. All such shares are or will be freely tradeable upon exercise of the options or Representative's Warrants, respectively. Holders of the remaining warrants to purchase 20,000 shares of Common Stock have certain piggyback registration rights. Sale into the public market of shares of Common Stock underlying options or warrants may adversely affect the price of the Company's Common Stock.

ABILITY TO ISSUE PREFERRED STOCK

     The Company's Articles of Incorporation authorize the issuance of up to 1,500,000 shares of Preferred Stock. The Preferred Stock may be issued in series with the material terms of any series determined by the Board of Directors. Such material provisions would likely include dividend rights, conversion features, voting rights, redemption rights and liquidation preferences. The Company does not currently anticipate that it will issue any Preferred Stock. However, if the Company does issue any series of Preferred Stock in the future, it is likely that such shares will have dividend privileges and liquidation preferences superior to those of the Common Stock. Further, the Preferred Stock may be issued with voting, conversion or other terms determined by the Board of Directors which could be used to delay, discourage or prevent a change in control of the Company. Such terms could include, among other things, dividend payment requirements, redemption provisions, preferences as to dividends and distributions and preferential voting rights.

IMPORTANT FACTORS RELATED TO FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

     The statements contained in this Prospectus or incorporated by reference herein that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the Company's expectations, hopes, intentions or strategies regarding the future. All forward-looking statements included in this document or incorporated by reference herein are based on information available to the Company on the date hereof, and the Company assumes no obligation to update any such forward-looking statements. It is important to note that the Company's actual results could differ materially from those in such forward-looking statements. Among the factors that could cause actual results to differ materially are the risk factors set forth elsewhere within this Prospectus. You should consult the risk factors listed from time to time in the Company's reports on Form 10-QSB, 10-KSB and annual reports to shareholders. Forward-looking statements include those relating to: (i) development of brand loyalty for Haley apparel, (ii) enhancement of sales of the Elements outerwear line and Haley headwear line as a result of existing relationships among the Company, its independent sales representatives and golf course professional shop customers, (iii) success of additional marketing initiatives to be undertaken by the Company, (iv) increases in international sales as a result of the execution of distribution agreements in the United Kingdom, Ireland and Japan and new distribution in other countries, (v) increased distribution through expansion of its network of independent sales representatives and the golf professional shop customer base, (vi) expansion of sales to corporate and tournament customers through brand recognition and capitalizing on additional embroidery capacity, (vii) success of the Company in establishing its factory outlet store, as well as its ability to obtain retail prices for its closeout apparel sold through the factory outlet store, (viii) achieve increases in per-account sales by broadening the Company's product line,
(ix) reducing the effect of seasonality through reliance on outside suppliers and contractors for production of apparel, (x) success of the Company in forecasting demand for particular apparel styles and its success in establishing production schedules and forecasts which accurately anticipate market demand,
(xi) the Company's success in diversifying its market through increasing sales to large corporate accounts and universities, and (xii) achievement of high gross profit margins by targeting the premium and mid-priced fashion golf apparel market, controlling manufacturing costs and expansion of the Company's apparel lines to include other high margin products.

     The forward-looking statements included or incorporated by reference herein are based on current expectations that involve a number of risks and uncertainties. These forward-looking statements were based on assumptions that the Company would continue to develop and introduce new products on a timely basis, that competitive conditions within the fashion golf apparel industry would not change materially or adversely, that demand for the Company's fashion golf apparel would remain strong, that the market would accept the Company's new apparel lines, that inventory risks due to shifts in market demand would be minimized, that the Company's forecasts would accurately anticipate market demand, and that there would be no material adverse change in the Company's operations or business. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of the Company. Although the Company believes that the assumptions underlying the forwardlooking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. In addition, as disclosed elsewhere under "Risk Factors," the business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in such forward-looking statements. Any of the other factors disclosed under "Risk Factors" could cause the Company's net sales or net income, or growth in net sales or net income, to differ materially from prior results. Budgeting and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic revisions based on actual experience and business developments, the impact of which may cause the Company to alter its marketing, capital expenditure or other budgets, which may in turn affect the Company's results of operations. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives or plans of the Company will be achieved.

                                 USE OF PROCEEDS


     The Company will not receive any of the proceeds from the sale of Common Stock offered hereby. Upon exercise of the Representative's Warrants, the Company will receive net proceeds of approximately $440,000. Such proceeds will be used as working capital and for general corporate purposes. Net proceeds not immediately required will be invested principally in U.S. government securities, short-term certificates of deposit, money market funds or other short-term, interest-bearing securities.



                           PRICE RANGE OF COMMON STOCK


     The Company's Common Stock is traded on the Nasdaq National Market(R) under the symbol "SPOR." The Company's Common Stock traded on The Nasdaq SmallCap Market(sm) from the time of its initial public offering on April 5, 1994 through December 15, 1994. The following table sets forth for each fiscal period indicated the high and low closing sale prices for the Company's Common Stock as reported by the Nasdaq National Market(R) for the periods since December 15, 1994, and the high and low closing bid prices for the Common Stock as reported by The Nasdaq SmallCap Market(SM) for the fiscal periods from April 5, 1994 through December 15, 1994. Bid quotations reflect interdealer quotations, without retail markups, markdowns or commissions, and do not necessarily represent actual transactions.


                                                                                  HIGH        LOW
                                                                                 ------      ------
    Fiscal 1995:
      First Quarter..........................................................    7 5/8       5 7/8
      Second Quarter.........................................................    7 1/2       6 1/4
      Third Quarter..........................................................    9           6 7/8
      Fourth Quarter.........................................................    9 1/2       7 7/8

     Fiscal 1996:
      First Quarter..........................................................   10 1/2       8 7/8
      Second Quarter.........................................................   10 5/8       8 7/8
      Third Quarter..........................................................   12           9 5/8
      Fourth Quarter.........................................................   16 7/8      11 7/16

     Fiscal 1997:
      First Quarter .........................................................   16 1/8      10 7/8
      Second Quarter (through November 30, 1996) ............................   16 3/8      12 1/4


         The last reported sale price of the Common Stock on December 24, 1996 was $13.38 per share.


                                 DIVIDEND POLICY

         The Company has never paid any cash dividends on its Common Stock. The Company anticipates that for the foreseeable future all earnings will be retained for use in the Company's business and no cash dividends will be paid to shareholders. The Company's current bank credit agreement does not prohibit the payment of dividends.

                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares of Common Stock to be owned by each of the Selling Shareholders upon full exercise of the Representative's Warrants and the number of shares to be sold. The Company has been advised that the Selling Shareholders have sole voting and investment power with respect to all of the shares listed opposite their name.


                                                            AMOUNT OF BENEFICIAL
                                                                  OWNERSHIP
                                                         ---------------------------         NUMBER OF SHARES
NAME                                                     NO. OF SHARES    % OF CLASS           BEING OFFERED
----                                                     -------------    ----------        -----------------
Keith A. Koch......................................           22,250         *                     22,250
Scott B. Olson.....................................           22,250         *                     22,250
Thomas W. Schneider................................            9,374         *                      9,374
Gene Geiger........................................            3,500         *                      3,500
Thomas A. Kaufmann.................................            3,500         *                      3,500
Floyd Murray LLC...................................            3,437         *                      3,437
Thomas J. O'Rourke.................................            1,563         *                      1,563
Roger P. May.......................................            1,563         *                      1,563
Siegfried P. Duray-Bito............................            1,563         *                      1,563
Nicholas J. Moceri.................................            1,000         *                      1,000

------------------
* Less than 1%


                              PLAN OF DISTRIBUTION

         The Selling Shareholders have advised the Company that they intend to sell the Common Stock offered as principals for their own accounts. The Common Stock will be sold from time to time in the over-the-counter market, in privately negotiated sales or on other markets. The Registration Statement of which this Prospectus forms a part must be current at any time during which the Selling Shareholders sell shares of Common Stock. The Company has agreed that it shall maintain a current Registration Statement for nine months following the date of this Prospectus to enable the Selling Shareholders to sell their shares of Common Stock. Any securities sold in brokerage transactions will likely involve customary broker's commissions which are payable by the Selling Shareholders. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock, without par value and 1,500,000 shares of Preferred Stock, without par value.

COMMON STOCK

         At December 24, 1996, 4,344,647 shares of Common Stock were issued and outstanding. The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The Company's Articles of Incorporation deny cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Subject to preferences that may be applicable to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in the assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, conversion or redemption rights. All of the outstanding shares of Common Stock are, and the Shares offered hereby when issued to the Selling Shareholders will be, fully paid and non-assessable.

PREFERRED STOCK

         The Board of Directors has the authority, without further shareholder approval, to issue up to 1,500,000 shares of Preferred Stock from time to time in one or more series, to establish the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuances could have the effect of decreasing the market price of the Common Stock. No shares of Preferred Stock are outstanding and the Company currently has no plans to issue any shares of Preferred Stock.

OUTSTANDING WARRANTS AND REGISTRATION RIGHTS

         As of September 30, 1996, there were outstanding warrants to purchase an aggregate of 90,000 shares of Common Stock at exercise prices ranging from $6.50 to $8.125 per share. A total of 70,000 of the Representative's Warrants are exercisable through April 1999, and the shares underlying such Representative's Warrants are being registered on the Registration Statement of which this Prospectus forms a part. All fees, costs and expenses of such registration, with the exception of underwriting discounts and commissions, will be borne by the Company.

         The remaining warrants to acquire 20,000 shares of Common Stock were issued to Cruttenden Roth Incorporated, in connection with an investment banking agreement executed between the Company and Cruttenden Roth Incorporated in June 1995. Such warrants are entitled to "piggy-back" registration rights and are exercisable at a price of $8.125 per share through June 19, 1998.

                                  LEGAL MATTERS

         The validity of the Common Stock offered will be passed upon for the Selling Shareholders by Berliner Zisser Walter & Gallegos, P.C., Denver, Colorado.


                                     EXPERTS

         The financial statements for the fiscal years ended June 30, 1994, 1995 and 1996 incorporated in this Prospectus by reference to the Company's Annual Reports on Form 10-KSB for the years ended June 30, 1994, 1995 and 1996, have been so included in reliance on the report of Levine Hughes & Mithuen Inc., independent accountants, given on the authority of said firm as experts in auditing and accounting.

         With respect to the information contained in the quarterly reports on Form 10-QSB, Levine Hughes & Mithuen Inc. has not audited or reviewed such information and accordingly, such firm does not express an opinion or any other form of assurance on that information.

      NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                                  ------------

                                TABLE OF CONTENTS

                                  ------------

                                                           PAGE
                                                           ----

Available Information....................................   2
Incorporation of Certain Documents
  by Reference...........................................   2
Prospectus Summary.......................................   3
Risk Factors.............................................   5
Use of Proceeds..........................................  10
Price Range of Common Stock..............................  10
Dividend Policy..........................................  10
Selling Shareholders.....................................  11
Plan of Distribution.....................................  11
Description of Capital Stock.............................  12
Legal Matters............................................  13
Experts..................................................  13



                                  70,000 SHARES



                                SPORT-HALEY, INC.



                                  COMMON STOCK

                                  ------------

                                   PROSPECTUS

                                  ------------

                                           , 1997

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Other expenses in connection with this offering which will be paid by Sport-Haley, Inc. (hereinafter in this Part II, the "Company") are estimated to be substantially as follows:

                                                               AMOUNT PAYABLE
                                                                   BY THE
ITEM                                                               COMPANY
----                                                           --------------

S.E.C. Registration Fees....................................   $     328.78
Legal Fees..................................................      10,000.00*
Accounting Fees and Expenses................................       3,000.00*
Miscellaneous Expenses......................................       1,671.22*
                                                                  ---------
     Total..................................................   $  15,000.00*
                                                                  =========

--------------------
* Estimated for the purpose of this filing.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Colorado Business Corporation Act permits a corporation organized thereunder to indemnify its directors and officers for certain of their acts. The Articles of Incorporation of the Company have been framed so as to conform to the Colorado Business Corporation Act.

         In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person's actions were in good faith, were believed to be in the Company's best interest and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the Board of Directors, by legal counsel or by a vote of the shareholders that the applicable standard of conduct was met by the person to be indemnified.

         The circumstances under which indemnification is granted in connection with an action brought on behalf of the Company are generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in the Company's best interest and with respect to which such person was not adjudged liable for negligence or misconduct.

         Indemnification may also be granted pursuant to the terms of agreements which may be entered into in the future pursuant to a vote of shareholders or directors. The statutory provision cited above and the referenced portion of the Certificate of Incorporation also grant the power to the Company to purchase and maintain insurance which protects its officers and directors against any liabilities incurred in connection with their services in such a position, and such a policy may be obtained by the Company in the future.

ITEM 16.  EXHIBITS.

         The following is a complete list of Exhibits filed as part of this Registration Statement and which are incorporated herein.

EXHIBIT NO.                              DOCUMENT
-----------                              --------

-4.1          Form of specimen certificate for Common Stock of the Company.

-4.1.1 Form of Representative's Warrant issued by the Company to Schneider Securities, Inc.

+4.1.2 Form of Advisor's Warrant issued by the Company to Cruttenden Roth Incorporated.

***5. Opinion of Berliner Zisser Walter & Gallegos, P.C., regarding legality of the securities covered by this Registration Statement.

8.            Not applicable.

-10.1.1 1993 Stock Option Plan, effective March 1, 1993, authorizing 750,000 shares of Common Stock for issuance pursuant to the Plan.

+10.1.2 1993 Stock Option Plan, effective March 1, 1993, as amended, authorizing 950,000 shares of Common Stock for issuance pursuant to the Plan.

+10.1.1 Employment Agreement, dated July 1, 1995, by and between Robert G. Tomlinson and the Company.

+10.1.2       Employment Agreement, dated July 12, 1995, by and between William
              J. McCabe and the Company.

+10.1.3 Consulting Agreement, dated July 12, 1995, by and between M-Corp. and the Company.

++10.2.1 Endorsement Agreement, dated on or about May 1, 1994, by and between Scott Hoch and the Company.

+10.2.2 Endorsement Agreement, dated on or about December 1, 1994, by and between Neal Lancaster and the Company.

+10.2.3 Endorsement Agreement, dated on or about November 29, 1994, by and between Hal Sutton and the Company.

**10.2.4 Endorsement Agreement, dated on or about January 1, 1996, by and between Jim Rutledge and the Company.

***10.3.2     Business Loan Agreement, dated October 25, 1996, by and between
              Colorado National Bank and the Company.

++10.4.1 Lease Agreement, dated July 29, 1994, by and among Thomas J. Hilb, individually, Thomas J. Hilb, as Trustee of the Connie Hilb Trust, and the Company.

++10.4.2 Amendment to Lease Agreement, dated January 12, 1996, by and among Thomas J. Hilb, individually, Thomas J. Hilb, as Trustee of the Connie Hilb Trust, and the Company.

EXHIBIT NO.


++10.4.3 Bill of Sale, dated on or about July 29, 1994, from Ocean Pacific Children's Wear, Inc. to the Company.

+10.4.4 Laughlin Factory Outlet Store Lease, dated March 10, 1995, between Horizon Outlet Centers Limited Partnership and the Company.

++10.5        Form of Independent Sales Representative Agreement.

+10.6 Investment Banking Agreement, dated June 20, 1995, by and between Cruttenden Roth Incorporated and the Company.

+10.7 Trademark Registrations, dated February 21, 1995, issued by the United States Patent and Trademark Office to the Company.

+10.8 Agreement, dated July 13, 1995, by and between Rogue Golf Co., Ltd. and the Company.

+++10.9 Agreement, dated October 5, 1995, by and between Mplus & Company, Yokohama, Japan, and the Company.

++10.10 Trademark Licensing Agreement, dated October 14, 1995, by and between W.L. Gore & Associates, Inc. and the Company.

**10.11 Distribution Agreement, dated February 22, 1996, by and between Transview Golf Pte Ltd. and the Company.

**10.12 Amendment to Distribution Agreement, dated May 25, 1996, by and between Rogue Golf Co. Ltd. and the Company.

**10.13 Distribution Agreement, dated May 7, 1996, by and between Silva Golf and the Company.

**10.14 Consulting Agreement, dated May 29, 1996, by and between Nancy Haley and the Company.

12.           Not applicable.

15.           Not applicable.

***23.1 The consent of Berliner Zisser Walter & Gallegos, P.C., to the use of its opinion with respect to the legality of the securities covered by this Registration Statement and to the references to such firm in the Prospectus filed as part of this Registration Statement is included in Exhibit 5.

***23.2 Consent of Levine Hughes & Mithuen, Inc., independent certified public accountants for the Company.

24.           Not applicable.

25.           Not applicable.

26.           Not applicable.

27.           Not required.

------------------

* Incorporated by reference from the Company's Registration Statement on Form SB-2 (S.E.C. File No. 333-1214).

- Incorporated by reference from the Company's Registration Statement on Form SB-2 (S.E.C. File No. 33-74876-D).

+ Incorporated by reference from the Company's Form 10-KSB filed October 6, 1995 (S.E.C. File No. 1-12888).

++ Incorporated by reference from the Company's Form 10-KSB filed September 14, 1994 (S.E.C. File No. 1-12888).

+++ Incorporated by reference from the Company's Form 10-QSB filed November 14, 1995 (S.E.C. File No. 1-12888).

++ Incorporated by reference from the Company's 10-QSBA/1 filed February 2, 1996 (S.E.C. File No. 1- 12888).

** Incorporated by reference from the Company's Form 10-KSB filed October 14, 1996 (S.E.C. File No. 1-12888).

***           Filed herewith.

ITEM 17.  UNDERTAKINGS.

         (a)      Rule 415.

         The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) Filings Incorporating Subsequent Exchange Act Documents by
Reference.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (h)      Indemnification.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (i)      Rule 430A.

         The undersigned Registrant hereby undertakes that:

                  (1) For determining any liability under the Securities Act of 1933, treat the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this Registration Statement as of the time the Commission declared it effective.

                  (2) For determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of Prospectus as a new registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES


      In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Denver, State of Colorado, on December 24, 1996.


                                  SPORT-HALEY, INC.



                                  By: /s/ ROBERT G. TOMLINSON
                                      ------------------------------------------
                                      Robert G. Tomlinson, Chairman of the Board
                                      and Chief Executive Officer




      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                                       TITLE                                DATE
          ---------                                       -----                                ----

  /s/ ROBERT G. TOMLINSON                        Chairman of the Board and              December 24, 1996
-------------------------                        Chief Executive Officer
      Robert G. Tomlinson                        (Principal Executive Officer)

  /s/ ROBERT W. HALEY                            President and Director                 December 24, 1996
---------------------
      Robert W. Haley

  /s/ STEVE S. AUGER                             Treasurer (Principal Financial         December 24, 1996
--------------------                             and Accounting Officer)
      Steve S. Auger


  /s/ MARK J. STEVENSON                          Director                               December 24, 1996
-----------------------
      Mark J. Stevenson


  /s/ RONALD J. NORICK                           Director                               December 24, 1996
----------------------
      Ronald J. Norick


  /s/ JAMES H. EVEREST                           Director                               December 24, 1996
----------------------
      James H. Everest

                                 EXHIBIT INDEX


EXHIBIT NO.                         DESCRIPTION                         PAGE NO.
-----------                         -----------                         --------

***5. Opinion of Berliner Zisser Walter & Gallegos, P.C., regarding legality of the securities covered by this Registration Statement.

***10.3.2     Business Loan Agreement, dated October 25, 1996, by and
              between Colorado National Bank and the Company.

***23.1 The consent of Berliner Zisser Walter & Gallegos, P.C., to the use of its opinion with respect to the legality of the securities covered by this Registration Statement and to the references to such firm in the Prospectus filed as part of this Registration Statement is included in Exhibit 5.

***23.2 Consent of Levine Hughes & Mithuen, Inc., independent certified public accountants for the Company.